Exhibit 16.1

April 24, 2025
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by T Stamp Inc. under Item 4.01 of its Form 8-K dated April 23, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of T Stamp Inc. contained therein.
Very truly yours,
/s/ Marcum LLP

Marcum LLP